OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 22nd day of February, 2010.

BETWEEN:

KIUKIANG GOLD MINING COMPANY, a company duly incorporated under the laws of Jiangxi Province, China and having an address at 39 Lane 1199, Jiujiang City, Jiujiang, China

(hereinafter called " Kiukiang”)

     OF THE FIRST PART

AND:

TIGER JIUJIANG MINING, INC., a company duly incorporated under the laws of the State of Wyoming, having its registered office at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming, 82001

(hereinafter called "Tiger Jiujiang")

OF THE SECOND PART

WHEREAS:

A.

Kiukiang is the sole beneficial owner of 100% of the right, title and interest in and to the Tiger Gold Mining property, which is situated in Jiujiang Province, China (hereinafter together with any form of successor or substitute mineral tenure called the "Property").

B.

The parties now wish to enter into an agreement granting to Tiger Jiujiang the exclusive right and option to acquire 50% of the right, title and interest in and to the Property on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

	(a)	"Effective Date" means the date that both parties have signed this Agreement;

	(b)	"Mineral Products" means the products derived from operating the Property as a mine;

(c)

"Net Smelter Returns" means the proceeds received by Tiger Jiujiang from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

		(i)	the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport;

		(ii)	smelting and refining charges including penalties;

		(iii)	marketing costs.

	(e)	"Option" means the option granted by Kiukiang to Tiger Jiujiang pursuant to Section 3;

(f)

"Operating the Property as a mine" or "Operation of the Property as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Property;

	(g)	"Royalty" means the royalty to be paid by Tiger Jiujiang to Kiukiang pursuant to subsection 9.1;

	(h)	"Dollars ($)" means legal currency of the United States of America;

	(i)	"Yuan (Y)" means legal currency of the People’s Republic of China;

2.	REPRESENTATIONS AND WARRANTIES

2.1	Tiger Jiujiang represents and warrants to Kiukiang that:

	(a)	Tiger Jiujiang is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

	(b)	Tiger Jiujiang has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Tiger Jiujiang is a party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of Tiger Jiujiang's constating documents.

2.2	Kiukiang represents and warrants to Tiger Jiujiang:

(a)

the Property consists of the Tiger Gold Mining Property which has been duly and validly recorded, are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(b)

Kiukiang is the sole beneficial owner of a 100% interest in and to the Property and has the exclusive right to enter into this Agreement and all necessary authority to dispose of a 50% interest in and to the Property in accordance with the terms of this Agreement;

(c)

no person, firm or corporation has any proprietary or possessory interest in the Property other than Kiukiang and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(e)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Kiukiang is a party or by which it is bound;

	(f)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Tiger Jiujiang and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1

Kiukiang hereby gives and grants to Tiger Jiujiang the sole and exclusive right and option to acquire 50% of the right, title and interest of Kiukiang in and to the Property, subject only to Kiukiang receiving the annual payments, shares and the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

	(a)	Tiger Jiujiang, or its permitted assigns, incurring exploration expenditures on the Property of a minimum of US $15,000 on or before May 31, 2011;

(b)

Tiger Jiujiang, or its permitted assigns, incurring exploration expenditures on the Property of a further US $45,000 for aggregate minimum exploration expenses of US $60,000 on or before May 31, 2012; and

	(c)	Tiger Jiujiang shall allot and issue 1,000,000 shares in the capital of Tiger Jiujiang to Kiukiang upon completion of a phase I exploration program as recommended by a competent geologist with the proviso that the report recommends that further work be carried out on the Property;

3.2

Upon exercise of the Option, Tiger Jiujiang agrees to pay Kiukiang, commencing May 31, 2014, the sum of US $25,000 per annum as prepayment of the Net Smelter Royalty for so long as Tiger Jiujiang, or its permitted assigns, hold any interest in the Property. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.

3.3

Kiukiang further grants to Tiger Jiujiang the right to acquire an additional 25% of the right, title and interest of Kiukiang in and to the Property by the payment of US $10,000 and by incurring an additional US $50,000 in exploration expenditures on the Property on or before May 31, 2013.

4.	RIGHT OF ENTRY

4.1	Until such time as the Option has been exercised, Tiger Jiujiang, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

	(a)	enter upon the Property;

	(b)	have exclusive and quiet possession thereof;

	(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as Tiger Jiujiang in its sole discretion may consider advisable; and

	(d)	bring and erect upon the Property such facilities as Tiger Jiujiang may consider advisable.

5.	TERMINATION

5.1	Subject to Section 8, this Agreement and the Option will terminate:

	(a)	on May 31, 2011 at 11:59 P.M., unless on or before that date, Tiger Jiujiang has incurred exploration expenditures of a minimum of US $20,000 on the Property;

	(b)	on May 31, 2012 at 11:59 P.M., unless on or before that date, Tiger Jiujiang has incurred exploration expenditures of a cumulative minimum of US $60,000 on the Property;

(c) at 11:59 P.M. on May 31 of each and every year, commencing on May 31, 2014, unless Tiger Jiujiang has paid to Kiukiang the sum of US $25,000 on or before that date.

6.	COVENANTS OF KIUKIANG

6.1	Kiukiang will:

(a) not do any act or thing which would or might in any way adversely affect the rights of Tiger Jiujiang hereunder;

(b)

make available to Tiger Jiujiang and its representatives all records and files in the possession of Kiukiang relating to the Property and permit Tiger Jiujiang and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c) promptly provide Tiger Jiujiang with any and all notices and correspondence from government agencies in respect of the Property.

7.	COVENANTS OF TIGER JIUJIANG

7.1	Tiger Jiujiang will:

(a)

keep the Property free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit Kiukiang, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by Tiger Jiujiang in connection with work done on or with respect to the Property;

(c) conduct all work on or with respect to the Property in a careful and miner-like manner and in compliance with all applicable State, Provincial and local laws, rules, orders and regulations, and indemnify and save Kiukiang harmless from any and all claims, suits, actions made or brought against it as a result of work done by Tiger Jiujiang on or with respect to the Property; and

(d) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

8.	EXERCISE OF OPTION

8.1

Once Tiger Jiujiang has incurred the exploration expenditures, and made the payments set out in Section 3.1, Tiger Jiujiang will, subject to the right of Kiukiang to receive the Royalty and the obligation of Tiger Jiujiang to make the annual payments set out in Section 3.2, own 50% of Kiukiang’ right, title, and interest in and to the Property.

9.	ROYALTY

9.1	Tiger Jiujiang will pay to Kiukiang an annual royalty equal to three percent (3%) of Net Smelter Returns, subject to Section 9.4.

9.2

After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Tiger Jiujiang and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Tiger Jiujiang in respect thereof if such payments or calculations thereof are not disputed by Kiukiang within 60 days after receipt by Kiukiang of the said audit statement. Tiger Jiujiang will maintain accurate records relevant to the determination of Net Smelter Returns and Kiukiang, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3

The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Property except that Tiger Jiujiang will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided Tiger Jiujiang will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to commingled ore mined and produced from the Property. Tiger Jiujiang will maintain accurate records of the results of such sampling, weighing and analysis with respect to any commingled ore mined and produced from the Property. Kiukiang or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to comingling of ore or to the calculation of Net Smelter Returns.

9.4	Tiger Jiujiang shall have the right at any time to purchase one-half of the Royalty by paying to Kiukiang the sum of US $100,000 per Royalty percentage point.

10.	OBLIGATIONS OF TIGER JIUJIANG AFTER TERMINATION

10.1	In the event of the termination of the Option, Tiger Jiujiang will:

(a)

leave the Property in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)

deliver to Kiukiang within 60 days of its written request a comprehensive report on all work carried out by Tiger Jiujiang on the Property (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by Tiger Jiujiang with respect to the Property;

(c)

have the right, and obligation on demand made by Kiukiang, to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of Tiger Jiujiang provided that at the option of Kiukiang, any or all of facilities not so removed will become the property of Kiukiang; and

(d) deliver to Kiukiang a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of Kiukiang, or its nominee.

11.	TRANSFER OF TITLE

11.1

Upon the request of Tiger Jiujiang, Kiukiang will deliver to Tiger Jiujiang a duly executed transfer in registrable form of an undivided 50% of Kiukiang’ right, title and interest in and to the Property in favour of Tiger Jiujiang which Tiger Jiujiang will be entitled to register against title to the Property provided that transfer of legal title to the Property as set forth in this Subsection 11.1 is for administrative convenience only and beneficial ownership of a 50% interest in the Property will pass to Tiger Jiujiang only in accordance with the terms and conditions of this Agreement.

12.	REGISTRATION OF AGREEMENT

12.1

Notwithstanding Section 11 of this Agreement, Tiger Jiujiang or Kiukiang will have the right at any time to register this Agreement or a Memorandum or similar legally binding document thereof against title to the Property.

13.	DISPOSITION OF CLAIM

13.1

Tiger Jiujiang may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that, at any time, Tiger Jiujiang has first obtained the consent in writing of Kiukiang, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Kiukiang its agreement related to this Agreement and to the Property, containing:

(a)

a covenant with Kiukiang by such transferee to perform all the obligations of Tiger Jiujiang to be performed under this Agreement in respect of the interest to be acquired by it from Tiger Jiujiang, and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Subsection 13.1.

13.2

The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.	ABANDONMENT OF PROPERTY

14.

l Tiger Jiujiang shall have the unfettered right at any time after the exercise of the Option to abandon all or any part of its interest in the Property by delivering a notice in writing of their intention to do so to Kiukiang, such notice to list the part or parts of the Property to be abandoned, and if within 30 days of receipt of such notice Kiukiang delivers to Tiger Jiujiang a notice (“Reacquisition Notice”) stating its intention to reacquire all or part or parts of the Property, Tiger Jiujiang will deliver to Kiukiang duly executed recordable transfers of its interest in such part or parts of the Property as Kiukiang has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Tiger Jiujiang or its agents or subcontractors hereunder.

15.	CONFIDENTIAL NATURE OF INFORMATION

15.1

The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

16.	FURTHER ASSURANCES

16.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

17.	NOTICE

17.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a) if to Kiukiang
Kiukiang Gold Mining Company,
39 Lane 1199,
Jiujiang City, Jiujiang, China
Attention: Sun Yuen Chun

(b) if to Tiger Jiujiang Mining, Inc.
1620 Central Avenue, Suite 202
Cheyenne Wyoming, USA 82001
Attention: Chang Ya-Ping

l7.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifteenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

18.	HEADINGS

18.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

19.	DEFAULT

19.1

If any party (a “Defaulting Party”) is in default of any requirement herein set forth other than the provisions of Section 5 for which notice of default need not be given, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.	PAYMENT

20.1

All references to monies hereunder will be in Chinese Funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in China as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving and collecting such payment.

21.	ENUREMENT

21.1	Subject to Section 13, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.	TERMS

22.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Wyoming.

23.	ARBITRATION:

23.1

If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association in the jurisdiction of Cheyenne, Wyoming, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

23.2	Any provisional remedy, which would be available from a court of law, shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

23.3	In the event that a dispute results in arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorney’s fees to be fixed by the arbitrator.

24.	FORCE MAJEURE

24.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non- availability of materials or transportation (each an “Intervening Event”).

24.2

All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

24.3

A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

25.	ENTIRE AGREEMENT

25.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

26.	TIME OF ESSENCE

26.1	Time will be of the essence in this Agreement.

27.	ENFORCEMENT OF AGREEMENT

27.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Kiukiang Gold Mining Company

/s/ “Sun Yuen Chun”
Per:
by its Authorized Signatory

TIGER JIUJIANG MINING, INC.

/s/ “Chang Ya-Ping”
Per:
by its Authorized Signatory